EXHIBIT 23.2

Consent of Independent Auditors

We consent to the use of our report dated February 19, 2016, with respect to the consolidated financial statements of Holiday AL Holdings LP incorporated by reference in the Registration Statement (Form S-3 No. 333-205142) and related Prospectus of New Senior Investment Group Inc. and Subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Chicago, IL
February 26, 2016